Exhibit 99.1

TMT Acquisition Corp Announces Pricing of $60 Million Initial Public Offering

New York, New York, March 27, 2023 (GLOBE NEWSWIRE) – TMT Acquisition Corp (the “Company”), a newly incorporated blank check company incorporated as a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, today announced the pricing of its initial public offering of 6,000,000 units at an offering price of $10.00 per unit, with each unit consisting of one ordinary share and one right. Each right entitles the holder thereof to receive two-tenths (2/10) of one ordinary share upon consummation of the Company’s initial business combination. The units are expected to trade on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “TMTCU” beginning on March 28, 2023. Once the securities comprising the units begin separate trading, the ordinary shares and rights will be traded on Nasdaq under the symbols “TMTC” and “TMTCR,” respectively.

Maxim Group LLC is acting as the sole book-running manager for the offering. Revere Securities LLC is acting as a co-manager for the offering.

The Company has granted the underwriter a 45-day option to purchase up to 900,000 additional units at the initial public offering price to cover over-allotments, if any. The offering is expected to close on March 30, 2023, subject to customary closing conditions.

A registration statement on Form S-1 (File No. 333-259879) (the “Registration Statement”) relating to the securities to be sold in the initial public offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 27, 2023. The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022, or by accessing the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About TMT Acquisition Corp

TMT Acquisition Corp is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Registration Statement and related preliminary prospectus filed in connection with the initial public offering with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information:

Maggie Zhang

Email: maggie.zhang@ascendantga.com

Tel: (347) 627-0058